   As filed with the Securities and Exchange Commission on November 8, 2001


                                                     Registration No. 333-72664

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                            EVEREST RE GROUP, LTD.
            (Exact name of registrant as specified in its charter)

                   Bermuda                                     N/A
(State or other jurisdiction of incorporation) (I.R.S. Employer Identification No.)

        c/o ABG Financial & Management Services Inc.                            Janet J. Burak, Esq.
                        Parker House                                        Everest Global Services, Inc.
              Wildey Business Park, Wildey Road                                 477 Martinsville Road
                    St. Michael, Barbados                                           P.O. Box 830
                       (246) 228-7398                                   Liberty Corner, New Jersey 07938-0830
                                                                                   (908) 604-3000
(Address, including zip code, and telephone number, including (Name, address, including zip code, and telephone number,
   area code, of Registrant's principal executive offices)           including area code, of agent for service)

                               -----------------

                                   Copy to:

                          Richard Warren Shepro, Esq.
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                         Chicago, Illinois 60603-3441
                                (312) 782-0600

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                               -----------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2001.

PRELIMINARY PROSPECTUS

                            EVEREST RE GROUP, LTD.

                                 COMMON SHARES

                               -----------------

   We may offer and sell from time to time our common shares in one or more offerings up to a total dollar amount of $575,000,000.

   Each time we sell common shares we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any common shares unless it is attached to a prospectus supplement.

   We may offer the common shares through underwriters or agents or directly to institutional investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

    The common shares offered by this prospectus involve a high degree of risk. See ''Risk Factors'' beginning on page 2 for a discussion of certain factors that you should consider before buying the common shares.


   Our common shares are listed on the New York Stock Exchange under the ticker symbol "RE." The closing price of the common shares, as reported on the New York Stock Exchange Composite Tape on November 7, 2001, was $71.32 per share.


                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November   , 2001.

                               TABLE OF CONTENTS

                                                     Page
                                                     ----
About This Prospectus...............................   i
Cautionary Note Regarding Forward-Looking Statements  ii
Everest Re Group, Ltd...............................   1
Risk Factors........................................   2
Use of Proceeds.....................................   9
Description of Capital Stock........................   9
Material Tax Considerations.........................  13
Plan of Distribution................................  22
Experts.............................................  24
Legal Matters.......................................  24
Enforcement of Civil Liabilities....................  24
Where You Can Find More Information.................  25

                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

   Unless the context otherwise requires, references in this prospectus to "Everest Group," "we," "us" and "our" refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to "Everest Bermuda" refer to Everest Reinsurance (Bermuda), Ltd., our Bermuda insurance subsidiary. References to the "common shares" refer to Everest Group's common shares, par value $.01 per share.

   CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON SHARES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

   In this prospectus, references to "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in any of these documents under the caption "Risk Factors." These uncertainties and other factors include, but are not limited to, the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; changes in demand for and pricing of our reinsurance and insurance products; changes in the value of our investment portfolio due to market fluctuations and economic conditions; the impact of the September 11/th/ attacks on the insurance and reinsurance industry and on the economy in general; and legal, regulatory and legislative developments. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                            EVEREST RE GROUP, LTD.

   Our principal business, conducted through our operating subsidiaries, is the underwriting of reinsurance and insurance in the United States, Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds.

   We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business regardless of the ceding company's preferred reinsurance purchasing method. All of our insurance company subsidiaries, except Mt. McKinley Insurance Company, are rated A+ ("Superior") by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders. The address of our principal executive offices is c/o ABG Financial & Management Services Inc., Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados, and our telephone number is (246) 228-7398.

   Our significant operating subsidiaries are:

       . Everest Reinsurance Company, a Delaware insurance company, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.

       . Everest Reinsurance (Bermuda), Ltd., a Bermuda insurance company, writes property and casualty business and life and annuity business from its offices in Bermuda.

       . Everest National Insurance Company, an Arizona insurance company, writes property and casualty insurance in the United States.

       . Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.

       . Mt. McKinley Insurance Company, formerly known as Gibraltar Casualty Company, a Delaware insurance company, engaged in the excess and surplus lines insurance business in the United States from 1978 to 1985. In 1985, it ceased writing new and renewal insurance, and now its ongoing operations relate to servicing claims arising from its previously written business.

       . Everest Security Insurance Company, a Georgia insurance company, writes property and casualty insurance in Georgia.

                                 RISK FACTORS

   You should carefully consider the following risk factors regarding us and our common shares, in addition to the other information provided in this prospectus, before you purchase any of our common shares. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and the trading price of our common shares could decline significantly.

Our results may fluctuate as a result of factors generally affecting the insurance and reinsurance industry.

   The results of companies in the insurance and reinsurance industry historically have been subject to significant fluctuations and uncertainties. Factors that affect the industry in general could also cause our results to fluctuate. The industry's profitability can be affected significantly by:

    . fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts;

    . rising levels of actual costs that are not known by companies at the time they price their products;

    . volatile and unpredictable developments, including weather-related and other natural catastrophes;

    . events like the September 11, 2001 attacks, which affect the insurance and reinsurance markets generally;

    . changes in reserves resulting from different types of claims that may arise and the development of judicial interpretations relating to the scope of insurers' liability; and

    . the overall level of economic activity and the competitive environment in the industry.

If our loss reserves are inadequate to meet our actual losses, our net income would be reduced or we could incur a loss.

   We are required to maintain reserves to cover our estimated ultimate liability of losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what we think the settlement and administration of claims will cost based on facts and circumstances known to us. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings. These charges could be material. The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are especially hard to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage.

Our inability to assess underwriting risk accurately could reduce our net income.

   Our success is dependent on our ability to assess accurately the risks associated with the businesses on which the risk is retained. If we fail to assess accurately the risks we retain, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could reduce our net income.

Decreases in rates for property and casualty reinsurance and insurance could reduce our net income.

   We write primarily property and casualty reinsurance and insurance. The property and casualty industry historically has been highly cyclical. Rates for property and casualty reinsurance and insurance are influenced primarily by factors that are outside of our control. Any significant decrease in the rates for property and casualty insurance or reinsurance could reduce our net income.

If rating agencies downgrade their ratings of our insurance company subsidiaries, our future prospects for growth and profitability could be significantly and adversely affected.

   Our insurance company subsidiaries, other than Mt. McKinley Insurance Company, currently hold an A+ ("Superior") financial strength rating from A.M. Best Company, an AA- ("Very Strong") financial strength rating from Standard & Poor's Ratings Services and an A1 ("Good") financial strength rating from Moody's Investors Service, Inc. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, the rating of a company purchasing reinsurance may be adversely affected by an unfavorable rating or the lack of a rating of its reinsurer. A downgrade or withdrawal of any of these ratings might adversely affect our ability to market our insurance products and would have a significant and adverse effect on our future prospects for growth and profitability.

Our reinsurers may not satisfy their obligations to us.


   We are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. In addition, reinsurers may be unwilling to pay us even though they are able to do so. The failure of one or more of our reinsurers to honor their obligations to us in timely fashion would impact our cash flow and reduce our net income and could cause us to incur a significant loss.


If we are unable to purchase reinsurance and transfer risk to reinsurers, our net income could be reduced or we could incur a loss.

   We attempt to limit our risk of loss by purchasing reinsurance to transfer a portion of the risks we assume. The availability and cost of reinsurance is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully purchase reinsurance and transfer risk through reinsurance arrangements. A lack of available reinsurance might adversely affect the marketing of our programs and/or force us to retain all or a part of the risk that cannot be reinsured. If we were required to retain these risks and ultimately pay claims with respect to these risks, our net income could be reduced or we could incur a loss.

Our industry is highly competitive and we may not be able to compete successfully in the future.

   Our industry is highly competitive and has experienced severe price competition over the last several years. We compete in the United States and international markets with domestic and international insurance companies. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, we expect to face further competition in the future. We may not be able to compete successfully in the future.

We are dependent on our key personnel.

   Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executive officers or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. Under Bermuda law, non-Bermudians, other than spouses of Bermudians, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after proper public advertisement, no Bermudian or spouse of a Bermudian, is available who meets the minimum standards for the position. The Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees.

The value of our investment portfolio and the investment income we receive from that portfolio could decline as a result of market fluctuations and economic conditions.

   A significant portion of our investment portfolio consists of fixed income securities and a smaller portion consists of equity securities. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For example, the fair market value of our fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates. The fair market value of our fixed income securities can also decrease as a result of any downturn in the business cycle that causes the credit quality of those securities to deteriorate. The net investment income that we realize from future investments in fixed income securities will generally increase or decrease with interest rates. Interest rate fluctuations can also cause net investment income from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, to differ from the income anticipated from those securities at the time we bought them. Because all of our securities are classified as available for sale, changes in the market value of our securities are reflected in our financial statements. Similar treatment is not available for liabilities. As a result, a decline in the value of the securities in our portfolio could reduce our net income or cause us to incur a loss.

Insurance laws and regulations restrict our ability to operate.

   We are subject to extensive regulation under U.S. state and foreign insurance laws. These laws limit the amount of dividends that can be paid to us by our operating subsidiaries, impose restrictions on the amount and type of investments that they can hold, prescribe solvency standards that must be met and maintained by them and require them to maintain reserves. These laws also require disclosure of material intercompany transactions and require prior approval of certain "extraordinary" transactions. These "extraordinary" transactions include declaring dividends from operating subsidiaries that exceed statutory thresholds. These laws also generally require approval of changes of control. Our failure to comply with these laws could subject us to fines and penalties and restrict us from conducting business. The application of these laws could affect our liquidity and ability to pay dividends on our common shares and could restrict our ability to expand our business operations through acquisitions involving our insurance subsidiaries.

Failure to comply with insurance laws and regulations could have a material adverse effect on our business.

   We cannot assure you that we have or can maintain all required licenses and approvals or that our business fully complies with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. In addition, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. These types of actions could have a material adverse effect on our business.

Our holding company structure could prevent us from paying dividends on our common shares.

   Everest Group is a holding company whose most significant assets consist of the stock of its operating subsidiaries. Thus, our ability to pay dividends on our common shares in the future may be dependent on the earnings and cash flows of our subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to us. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. Payment of dividends and advances and repayments from some of our operating subsidiaries are regulated by U.S. state and foreign insurance laws and regulatory restrictions, including minimum solvency and liquidity thresholds. Accordingly, our operating subsidiaries may not be able to pay dividends or advance or repay funds to us in the future, which could prevent us from paying dividends on our common shares.

We may experience exchange losses if we do not manage our foreign currency exposure properly.

   Our functional currency is the United States dollar. However, we write a portion of our business and receive a portion of our premiums in currencies other than United States dollars. We also maintain a portion of our investment portfolio in investments denominated in currencies other than United States dollars. Consequently, we may experience exchange losses if our foreign currency exposure is not properly managed or otherwise hedged. If we seek to hedge our foreign currency exposure by using forward foreign currency exchange contracts or currency swaps, we will be subject to the risk that the counter parties to those arrangements will fail to perform, or that those arrangements will not precisely offset our exposure.

If U.S. tax law changes, our net income may be reduced.

   In the last few years, some members of Congress have expressed concern over a competitive advantage that foreign-controlled insurers and reinsurers may have over U.S.-controlled insurers and reinsurers due to the purchase of reinsurance by U.S. insurers from affiliates operating in some foreign jurisdictions, including Bermuda. Legislation has been proposed in Congress that would increase the U.S. tax burden on some of these transactions. We do not know whether this legislation or any similar legislation will ever be enacted into law. If it were enacted, the U.S. tax burden on some business ceded from our licensed U.S. insurance subsidiaries to some offshore reinsurers could be increased. This could reduce our net income.

Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income.

   The income of Everest Bermuda is a significant portion of our worldwide income from operations. We have established guidelines for the conduct of our Bermuda operations that are designed to ensure that Everest Bermuda is not engaged in the conduct of a trade or business in the United States. Based on its compliance with those guidelines, we believe that Everest Bermuda should not be required to pay U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that Everest Bermuda was engaged in a trade or business in the United States, Everest Bermuda would be required to pay U.S. corporate income tax on any income that is subject to the taxing jurisdiction of the United States, and possibly the U.S. branch profits tax. Even if the IRS successfully contended that Everest Bermuda was engaged in a U.S. trade or business, the U.S.-Bermuda tax treaty would preclude the IRS from taxing Everest Bermuda's income except to the extent that its income were attributable to a permanent establishment maintained by that subsidiary. We do not believe that Everest Bermuda has a permanent establishment in the United States or any material income attributable to a permanent establishment in the United States. If the IRS successfully contended that Everest Bermuda did have income attributable to a permanent establishment in the United States, it would be subject to U.S. tax on that income.

   We conduct our Barbados operations in a manner designed to minimize our U.S. tax exposure. Based on our compliance with guidelines designed to ensure that we generate only immaterial amounts, if any, of income that is subject to the taxing jurisdiction of the United States, we believe that we should be required to pay only immaterial amounts, if any, of U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that we had material amounts of income that is subject to the taxing jurisdiction of the United States, we would be required to pay U.S. corporate income tax on that income, and possibly the U.S. branch profits tax. Even if the IRS successfully contended that we had material amounts of income that is subject to the taxing jurisdiction of the United States, the U.S.-Barbados tax treaty would preclude the IRS from taxing our income, except to the extent that our income were attributable to a permanent establishment maintained by us in the United States. We do not believe that we have material amounts of income attributable to a permanent establishment in the United States. If the IRS successfully contended, however, that we did have income attributable to a permanent establishment in the United States, we would be subject to U.S. tax on that income. If Everest Bermuda became subject to U.S. income tax on its income or if we became subject to U.S. income tax on more than immaterial amounts of income, our incomes could also be subject to the U.S. branch profits tax. In that event, Everest Group and Everest Bermuda would be subject to taxation at a higher combined effective rate than if they were organized as U.S. corporations. The combined effect of the 35% U.S. corporate income tax rate and the 30% branch profits tax rate is a net tax rate of 54.5%. The imposition of these taxes would reduce our net income.

Holders of our common shares could be subject to U.S. taxes on undistributed income of Everest Group and/or Everest Bermuda.

   U.S. holders of our common shares generally will not be subject to any U.S. tax until they receive a distribution from Everest Group or dispose of their common shares. However, special provisions of the U.S. Internal Revenue Code of 1986, which we refer to in this document as the Code, may apply to U.S. taxpayers who directly, indirectly or by attribution own 10% or more of the total combined voting power of all classes of share capital of Everest Group and/or Everest Bermuda. Under these provisions, those taxpayers generally will be required to include in their income their pro rata share of the income of Everest Group and/or Everest Bermuda as earned, even if not distributed. We have attempted to avoid having our shareholders become subject to these provisions by including in our bye-laws provisions that limit the ownership of the common shares to levels that will not subject U.S. shareholders to U.S. tax on undistributed income under these provisions. Based on these bye-laws, we believe that our shareholders should not be subject to U.S. tax on undistributed income. In addition, special provisions of the Code apply to U.S. persons who are shareholders of a foreign insurance company and have related person insurance income allocated to them. Related person insurance income, often called RPII, is investment income and premium income derived from the direct or indirect insurance or reinsurance of the risk of:

       . any U.S. tax payer who directly or indirectly through foreign entities owns shares of a foreign insurance company; or

       .  any person related to a U.S. taxpayer meeting the above definition.

The RPII provisions of the Code could apply to U.S. taxpayers who directly, indirectly or by attribution own any shares of Everest Bermuda if:

       . 25% or more of the value or voting power of the share capital of Everest Bermuda is owned directly, indirectly or by attribution by U.S. taxpayers;

       . 20% or more of the value or voting power of the share capital of Everest Bermuda is owned directly, indirectly or by attribution by U.S. taxpayers, or persons related to U.S. taxpayers, who are insured or reinsured by Everest Bermuda; and

       . Everest Bermuda has gross RPII equal to 20% or more of its gross insurance income.

   We currently believe that less than 20% of the value or voting power of the share capital of Everest Bermuda is owned directly, indirectly or by attribution by U.S. taxpayers insured or reinsured by it or persons related to those taxpayers, and/or that less than 20% of the gross insurance income of Everest Bermuda for any taxable year will constitute RPII. However, if neither of these conditions is satisfied, since our U.S. shareholders are treated by the Code as indirectly owning shares of Everest Bermuda, they will be required to include in their income their pro rata share of Everest Bermuda's RPII as earned, even if not distributed.

Gains resulting from the sale of our common shares by U.S. shareholders could be taxed in the U.S. as dividends.

   Generally, a U.S. shareholder will realize capital gain or loss on the sale or exchange of the common shares. However, the IRS could contend that special provisions of the Code apply and that the amount of any gain equal to our allocable untaxed earnings and profits should be taxed as a dividend. If the IRS successfully contended that those provisions apply to us, shareholders would be taxed on that amount of gain at the rates applicable to ordinary income rather than the lower rates applicable to long-term capital gains. Assuming that none of our non-

U.S. subsidiaries have any RPII, we believe that these provisions of the Code should not apply to the disposition of any common shares by a U.S. shareholder who holds less than 10% of the outstanding common shares.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase Everest Group's taxes and reduce our net income.

   The Organization for Economic Cooperation and Development and the European Union are considering measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. If these measures are adopted by a substantial number of member countries and if either Bermuda or Barbados is considered to be engaged in harmful tax competition, we might be subject to additional taxes, which would reduce our net income. In May 2000, the government of Bermuda made commitments to the OECD that reduce the likelihood of its being considered a tax haven, but to date the government of Barbados has not done so. However, in August 2000, in the Barbados global e-letter, a publication of the Ministry of Industry and International Business, it was stated that Barbados will continue to cooperate with the OECD as it represents several of Barbados' trade and investment partners.

Everest Group and/or Everest Bermuda may become subject to Bermuda tax, which would reduce our net income.

   Everest Group and Everest Bermuda currently are not subject to income or capital gains taxes in Bermuda. Both companies have received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that if any legislation is enacted in Bermuda that imposes any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to them or to any of their operations or their shares, debentures or other obligations until March 28, 2016. This assurance does not prevent the application of any of those taxes to persons ordinarily resident in Bermuda and does not prevent the imposition of any tax payable in accordance with the provisions of The Land Tax Act of 1967 of Bermuda or otherwise payable in relation to any property leased to Everest Group. There are currently no procedures for extending these assurances. As a result, Everest Group and Everest Bermuda could be subject to taxes in Bermuda after March 28, 2016, which could reduce our net income.

Everest Group may become subject to Barbados tax, which would reduce our net income.


   Everest Group has obtained an international business company license under the Barbados International Business Companies Act, 1991-24. Based on this license, Everest Group is entitled to special tax benefits, including a preferred rate of tax on profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, fees or management fees deemed to be paid to another international business company or to a person not resident in Barbados. Everest Group has also obtained from the Ministry of Economic Development a fifteen year guarantee in accordance with Section 27 of the International Business Companies Act with respect to its continued eligibility for this preferred status. This guarantee is applicable until 2014 and is subject to negative resolution, which means that this guarantee can be revoked at any time. In addition, there are currently no procedures for extending this guarantee. As a result, Everest Group could be ineligible for these benefits after that period, which could reduce our net income.


Our net income will be reduced if U.S. excise and withholding taxes are increased.

   Everest Bermuda is subject to an excise tax on reinsurance and insurance premiums it collects with respect to risks located in the United States. In addition, Everest Bermuda may be subject to withholding tax on dividend income from United States sources. These taxes could increase and other taxes could be imposed in the future on Everest Bermuda's business, which could reduce our net income.

Regulatory challenges in the United States could adversely affect the ability of Everest Bermuda to conduct business.

   Everest Bermuda does not intend to be licensed or admitted as an insurer or reinsurer in any U.S. jurisdiction. Under current law, Everest Bermuda generally will be permitted to reinsure U.S. risks from its office in Bermuda without obtaining those licenses. However, the insurance and reinsurance regulatory framework has become subject to increased scrutiny. In the past, there have been congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Everest Bermuda were to become subject to any insurance laws of the United States or any U.S. state at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing types of policies. Complying with those laws could have a material adverse effect on our ability to conduct business in the Bermuda market.

Everest Bermuda may need to be licensed or admitted in additional jurisdictions to develop its business.

   As Everest Bermuda's business develops, it will monitor the need to obtain licenses in jurisdictions other than Bermuda in order to comply with applicable law or to be able to engage in additional insurance-related activities. In addition, Everest Bermuda may be at a competitive disadvantage in jurisdictions where it is not licensed or does not enjoy an exemption from licensing relative to competitors that are so licensed or exempt from licensing. Everest Bermuda may not be able to obtain any additional licenses that it determines are necessary or desirable. Furthermore, the process of obtaining those licenses is often costly and may take a long time.

Everest Bermuda's ability to write reinsurance may be severely limited if it is unable to arrange for security to back its reinsurance.

   Many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements without appropriate security. Everest Group expects that Everest Bermuda's reinsurance clients will typically require it to post a letter of credit or enter into other security arrangements. If Everest Bermuda is unable to obtain or maintain a letter of credit facility on commercially acceptable terms or unable to arrange for other types of security, its ability to operate its business may be severely limited. If Everest Bermuda defaults on any letter of credit that it obtains, it may be required to prematurely liquidate a substantial portion of its investment portfolio and other assets pledged as collateral.

You may not be able to recover damages from Everest Group and some of its directors, officers and experts named in this prospectus if you sue them.

   Everest Group is organized under the laws of Bermuda. Some of our directors and officers, as well as some of the experts named in this prospectus, may reside outside the United States. A substantial portion of our and their assets are or may be located in jurisdictions outside the United States. You may not be able to effect service of process within the United States on directors and officers of Everest Group and those experts who reside outside the United States. You also may not be able to recover against them or Everest Group on judgments of U.S. courts or to obtain original judgments against them or Everest Group in Bermuda courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

                                USE OF PROCEEDS

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the common shares will be used for working capital and other general corporate purposes.

                         DESCRIPTION OF CAPITAL STOCK

   The following is a summary of some of the provisions of the memorandum of association and bye-laws of Everest Group. Because this summary is not complete, you should refer to the memorandum of association and bye-laws for additional information regarding the common shares. Copies of the memorandum of association and bye-laws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General


   Our authorized share capital consists of 200,000,000 common shares, par value $.01 per share, of which 46,256,083 were outstanding as of October 31, 2001 and 2,042,940 were issuable upon the exercise of outstanding stock options as of October 31, 2001; and 50,000,000 preferred shares, par value $.01 per share, none of which are currently outstanding. From time to time, Everest Group makes repurchases of its common shares either directly or through its subsidiaries.


Common Shares

   Our common shares are listed on the New York Stock Exchange under the symbol "RE." The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. Our common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law.

   Under our bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of our common shares will receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends.

   The quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy more than 50% of the issued and outstanding common shares. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

   Our board of directors is divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.

   Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of

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Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:

                                     (T-C)
                                 -------------
                                   (9.1 X C)

Where:

       "T" is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.

           . "C" is the number of controlled shares attributable to the person; and

           . "Controlled shares" of any person refers to all shares of the issued and outstanding share capital owned by that person, whether

           .  directly,

           . with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the Code, or

           . beneficially within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934.

   The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.

   The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.

   Restrictions on Transfer. Our bye-laws permit our board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

    . any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

    . any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group or

    . any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.

   If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of their refusal. Our bye-laws also provide that the board of directors may suspend the registration of transfers at any time and for any periods that it determines, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

   We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.

   Repurchase Rights. Our bye-laws provide that if the board of directors has reason to believe that

    . any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

    . any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group or

    . share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder,


then Everest Group will have the option, but not the obligation, to repurchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares repurchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of repurchase to the shareholder.


   The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.

   Information Requirements. Our bye-laws provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purpose all votes attached to any common shares held by that shareholder.

   Transfer Agent. The transfer agent and registrar for our common shares is EquiServe Trust Company, N.A.

Preferred Shares


   Under the terms of our bye-laws, the board of directors may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates, repurchase provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors without any further shareholder approval. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of our common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares. We have no present plan to issue any preferred shares.


Bermuda Exchange Control

   We have obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that the common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue the common shares or to transfer common shares between persons regarded as non-resident in Bermuda for exchange control purposes. The issue and transfer of common shares involving any persons regarded as resident in Bermuda for exchange control purposes require prior authorization. The Bermuda Monetary Authority also has designated Everest Group as non-resident for exchange control purposes. This designation allows Everest Group to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of the common shares in currencies other than the Bermuda Dollar. There are no provisions of Bermuda law or our memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote common shares by reason of their not being residents of Bermuda.

                          MATERIAL TAX CONSIDERATIONS

   This discussion covers the principal Bermuda, Barbados and U.S. federal income taxation of Everest Group and the principal Bermuda, Barbados and U.S. federal income tax consequences of the ownership and disposition of the common shares. Other tax considerations not discussed below may be applicable to a decision to hold or dispose of the common shares. Unless explicitly noted to the contrary, this discussion applies only to investors who are, as defined below, U.S. holders holding the common shares as capital assets. The tax treatment of any particular shareholder may vary depending on that shareholder's particular tax situation or status. In addition, this discussion is based on current law. Legislative, judicial or administrative changes may be forthcoming that could be retroactive and could affect this discussion. Consequently, you should consult your tax advisors as to the specific tax consequences to you of the ownership and disposition of the common shares, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

   As used in this discussion, the term "U.S. person" means:

   . a citizen or resident of the United States;

   . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions;

   . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

   . any trust if, and only if, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust

   As used in this discussion, the term "U.S. holder" means a U.S. person that holds the common shares as "capital assets" within the meaning of Section 1221 of the Code.

   This summary of the application of Bermuda, Barbados and U.S. federal tax laws to Everest Group represents the views of our management as to the application of those laws and does not represent legal opinions of us or our counsel.

Taxation of Everest Group and Its Subsidiaries

  Bermuda

   Under current Bermuda law, there is no income tax or capital gains tax payable by Everest Group or Everest Bermuda. Everest Group has received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda that in the event Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to Everest Group, or to any of its operations or the shares, debentures or other obligations of Everest Group, until March 28, 2016. This assurance will not prevent the application of any of those taxes to persons ordinarily resident in Bermuda or the imposition of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to Everest Group. Everest Bermuda has obtained a similar assurance from the Minister of Finance. Everest Group and its Bermuda-domiciled subsidiaries currently pay annual Bermuda government fees totaling $47,335 and Everest Group's Bermuda-domiciled insurers currently pay annual insurance license fees totaling $18,375. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and various other taxes, directly or indirectly, to the Bermuda government.

  Barbados

   Everest Group is registered in Barbados as an external company under the Companies Act, Cap. 308 of Barbados and is licensed as an international business company under the Barbados International Business Companies Act, 1991-24. As a result, Everest Group is entitled to tax benefits, including a preferred rate of corporation tax on profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, management fees, fees or other income paid or deemed to be paid to a person who is not resident in Barbados or who, if so resident, carries on an international business.

   Everest Group is subject to a Barbados corporation tax, assessed at a rate of 2.5% on profits and gains of up to 10 million Barbados dollars (approximately U.S. $5 million), and at declining rates on profits and gains exceeding that amount. Everest Group may elect to take a credit in respect of taxes paid to a country other than Barbados, provided that the election does not reduce the tax payable in Barbados to a rate less than 1% of the profits and gains of Everest Group in any taxable year. As a company incorporated outside of Barbados but managed and controlled in Barbados, Everest Group's taxable income will not include distributions from non-Barbados sources to the extent that those distributions are not remitted to Barbados.

   Under Barbados law, capital gains are not taxable and consequently Everest Group is not subject to any capital gains tax. The transfer of securities or assets, other than taxable assets, of Everest Group to a non-resident or to another international business company is exempted from the payment of Barbados property transfer tax but is subject to the payment of stamp duty of 10 Barbados dollars (approximately U.S. $5) per transaction.

   As an international business company, Everest Group also is exempt from duties and other imposts on assets that it imports into Barbados for use in its business. These assets include equipment, plant, machinery fixtures, appliances, apparatus, tools and spare parts, and any raw materials, goods, components and articles that are necessary for Everest Group to carry on its international business.

  United States

   In general, a foreign corporation is subject to:

       . U.S. federal income tax at graduated rates on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States;

       . U.S. branch profits tax on its effectively connected earnings and profits deemed repatriated out of the United States; and

       . U.S. withholding tax on interest, dividends and other similar types of U.S. source income not effectively connected with a U.S. trade or business.

   In addition, the United States imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States.

  Corporate Income Tax and Branch Profits Tax

   Absent the benefits of the U.S.-Bermuda tax treaty or the U.S.-Barbados tax treaty, if either Everest Group or Everest Bermuda were subject to U.S. federal income tax, it would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business and may also be subject to the branch profits tax. The corporate income tax, if imposed, would be computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation is allowed deductions and credits only if it files a U.S. income tax return. Therefore, Everest Group and Everest Bermuda file protective U.S. income tax returns on a timely basis in order to preserve their right to claim tax deductions and credits if either company subsequently is determined to be subject to U.S. tax on a net basis. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits, with some adjustments, deemed repatriated out of the United States, which in Everest Group's or Everest Bermuda's case could subject all of its net profits to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the branch profits tax, resulting in an effective maximum U.S. federal income tax rate of 54.5%.

   The determination of whether activities constitute being engaged in the conduct of a trade or business and whether income is effectively connected to a U.S. trade or business is essentially factual in nature. There are no definitive standards provided by the Code, regulations or court decisions. As a result, the IRS could contend that Everest Bermuda is engaged in the conduct of a trade or business in the United States and/or that Everest Group has material amounts of income effectively connected to the conduct of a trade or business in the United States. Any income of Everest Bermuda or Everest Group effectively connected to the conduct of trade or business in the United States would be subject to corporate income tax and possibly the U.S. branch profits tax.

   The United States and Bermuda have entered into a tax treaty, which provides some relief from U.S. income tax on effectively connected income and the U.S. branch profits tax for some insurance enterprises. Under the treaty, business profits earned by an operating insurance company that is a resident of Bermuda, such as Everest Bermuda, may be taxed in the United States only if those profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. For purposes of the U.S.-Bermuda tax treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent of dependent status that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. An insurance enterprise resident in Bermuda will be entitled to the benefits of the treaty only if its stock is traded in the public market or Bermuda residents or U.S. citizens or residents own 50% or more of its equity and the enterprise does not use its income in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

   It is uncertain whether Everest Bermuda is entitled to relief under the permanent establishment provisions of the treaty because it is the subsidiary of a publicly-traded company rather than a publicly-traded company itself. No regulations interpreting the treaty have been issued. As a result, the IRS could contend that Everest Bermuda is not entitled to the benefits of the treaty.

   Even if Everest Bermuda is entitled to the benefits of the treaty, the determination of whether a permanent establishment in the United States exists is essentially factual in nature. As a result, the IRS could contend that Everest Bermuda has a permanent establishment in the United States and is subject to U.S. federal income tax as well as the branch profits tax. See "Risk Factors--Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income." If Everest Bermuda is entitled to the benefits of the treaty and has a U.S. permanent establishment, it would be taxed at regular corporate rates on all of its income that is attributable to its U.S. permanent establishment. It could also be subject to the branch profits tax on that income. If Everest Bermuda qualified for treaty benefits and did not have a permanent establishment in the U.S. but was nonetheless found to be engaged in business in the United States, there is an argument that its premium income would be exempt from U.S. tax but that its investment income effectively connected with its U.S. business would be subject to U.S. income taxes on a net basis, and that the branch profits tax may be applicable to that investment income.

   The United States and Barbados have also entered into a tax treaty, which provides some relief from U.S. income tax on effectively connected income and the U.S. branch profits tax. Under the treaty, business profits earned by a company that is managed and controlled in Barbados, such as Everest Group, may be taxed in the United States only if those profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. In addition, the branch profits tax on deemed dividends from any U.S. permanent establishment is reduced to a rate of 5%, provided that the Barbados resident also is a qualified resident under the branch profits rules of the Code. For purposes of the U.S.-Barbados tax treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent of dependent status that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. A company resident in Barbados will be entitled to the benefits of the treaty if it is publicly traded within the meaning of the treaty. The stock of Everest Group should qualify as being publicly traded for this purpose. Everest Group believes that it is resident in Barbados and is therefore entitled to the benefits of the treaty.


   Because we believe that Everest Group is entitled to the benefits of the treaty, we believe that it can operate under less restrictive guidelines that are designed to ensure that it does not have a permanent establishment in the United States. Even though Everest Group is entitled to the benefits of the treaty, the determination of whether a permanent establishment in the United States exists is essentially factual in nature. As a result, the IRS could contend that Everest Group has a permanent establishment in the United States and is subject to U.S. federal income tax on material amounts of income. See "Risk Factors--Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income." If Everest Group is entitled to the benefits of the treaty and has a permanent establishment in the United States, Everest Group would be taxed at regular corporate rates on all of its income attributable to its U.S. permanent establishment. It would also be subject to a reduced rate of branch profits tax on that income.


  Withholding Tax

   Foreign corporations are subject to U.S. income tax on specified "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States, such as dividends and some interest on investments. This tax generally is imposed at a rate of 30% on the gross income subject to the tax. The tax is eliminated with respect to some types of U.S. source income, such as portfolio interest, and with respect to income that is effectively connected with the foreign corporation's conduct of a U.S. trade or business.

   The rate of withholding tax may be reduced by applicable treaties. The U.S.-Bermuda tax treaty, the benefits of which Everest Bermuda may be entitled to, contains no provision reducing the rate of withholding tax. The U.S.-Barbados tax treaty, the benefits of which Everest Group believes it is entitled to, reduces the rate of withholding tax on interest to 5% and reduces the rate of withholding tax on dividends to 5% for dividends received from a subsidiary and 15% for dividends received in respect of ownership interests below 10%.

  Insurance Excise Tax

   The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Everest Bermuda are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts.

Taxation of Shareholders

  Bermuda Taxation

   Currently there is no Bermuda withholding tax on dividends paid by Everest Group.

  Barbados Taxation

   Because of Everest Group's status as an international business company, there is no Barbados withholding tax on dividends paid by Everest Group to shareholders who are not resident in Barbados or who, if so resident, carry on an international business.

  United States Taxation of Shareholders

   Taxation of Dividends. Generally, cash distributions made on the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Everest Group. U.S. holders generally will be subject to U.S. federal income tax on the receipt of those dividends. However, those dividends generally will not be eligible for the dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of that basis, and then as gain from the sale of a capital asset. Except for backup withholding, which is discussed below, dividends paid by Everest Group will not be subject to U.S. withholding tax.

   Possible Classification of Everest Group or Everest Bermuda as a Controlled Foreign Corporation, or CFC. Under Section 951(a) of the Code, if a foreign corporation, such as Everest Group or Everest Bermuda, meets the definition of a CFC for an uninterrupted period of 30 days or more during any taxable year, then each shareholder who meets the definition of a "U.S. 10% shareholder" of that corporation on the last day of that taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income" for that year, even if the subpart F income is not distributed to the shareholder. In addition, the U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC invests its earnings in specified types of U.S. property. All of Everest Group's and Everest Bermuda's income is expected to be subpart F income.

   "Subpart F income" includes:

       . "foreign personal holding company income," such as interest, dividends and other types of passive investment income; and

       . "insurance income," which is defined to include any income, including underwriting and investment income, that is attributable to the issuing or reinsuring of any insurance or annuity contract that would be taxed under the insurance company provisions of the Code if that income were the income of a domestic insurance company.

   "Subpart F income" does not include:

       . any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States and not exempted or subject to a reduced rate of tax by applicable treaty;

       .  some income subject to high foreign taxes; and

       . "exempt insurance income" derived in tax years beginning prior to January 1, 2002 by a "qualifying insurance company" as defined in
          Section 953(e) of the Code.

   Under Section 951(b) of the Code, the definition of "U.S. shareholder" includes any U.S. person who directly, indirectly or by attribution owns 10% or more of the total combined voting power of all classes of stock of a foreign corporation. Shares of Everest Bermuda held indirectly by U.S. persons through Everest Group will be treated as held by U.S. persons for purposes of determining the 10% shareholders of Everest Bermuda. A U.S. person will be treated as owning indirectly a proportion of the shares of Everest Bermuda corresponding to the ratio that the value of the common shares owned by that person bears to the value of all the issued and outstanding share capital of Everest Group.

   In general, a foreign corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day. However, for purposes of taking subpart F income into account, a foreign insurance company will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders and other conditions that are expected to be met apply.

   Everest Group's bye-laws include provisions that are intended to limit the ownership of the common shares to levels that will not subject shareholders to these provisions. Based on these bye-laws, we believe that neither Everest Group nor Everest Bermuda should be a CFC and that Everest Group shareholders should not be subject to these provisions. However, Everest Group or Everest Bermuda could in the future become a CFC and these provisions could apply. See "Risk Factors--Everest Group shareholders could be subject to U.S. taxes on undistributed income of Everest Group and/or Everest Bermuda " and "Description of Capital Stock--Common Shares."

   RPII Companies. A different definition of "controlled foreign corporation" applies in the case of a foreign corporation that earns gross related person insurance income, often called RPII. Section 953(c)(2) of the Code defines RPII as any "insurance income," as defined in the bullet point above, derived from the direct or indirect insurance or reinsurance of the risk of any U.S. taxpayer who owns, directly or indirectly through foreign entities, any shares of the foreign insurance company or of any "related person" to a U.S. taxpayer meeting that definition. Everest Bermuda generally will be treated as a CFC if its "RPII shareholders" directly, indirectly or by attribution own 25% or more of the value or voting power of its share capital on any day during a taxable year. If Everest Bermuda is a CFC for an uninterrupted period of at least 30 days during any taxable year under these special RPII rules and no exception applies, each RPII shareholder of Everest Bermuda on the last day of Everest Bermuda's taxable year will be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the RPII for the entire taxable year, determined as if all the RPII were distributed proportionately only to those RPII shareholders at that date, but limited by Everest Bermuda's current-year earnings and profits and reduced by the RPII shareholder's share, if any, of prior-year deficits in earnings and profits. For this purpose, the term "RPII shareholder" generally includes all U.S. persons who directly, indirectly or by attribution own any amount, not just 10% or more, of the common shares, and the term "related person" generally means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles.

   RPII Exceptions. The special RPII rules do not apply if direct and indirect insureds and persons related to those insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly, indirectly or by attribution, less than 20% of the voting power and less than 20% of the value of the stock of Everest Bermuda. This is often called the RPII 20% ownership exception. The special RPII rules also do not apply if the RPII of Everest Bermuda, determined on a gross basis, is less than 20% of Everest Bermuda's gross insurance income for the taxable year. This is often called the RPII 20% gross income exception. Everest Group intends to operate Everest Bermuda in a way which qualifies for one or both of these exceptions. However, there can be no assurance that it will always so qualify.

   Computation of RPII. In order to determine how much RPII Everest Bermuda has earned in each taxable year, Everest Group obtains and relies upon information from Everest Bermuda's insureds to determine whether any of the insureds or persons related to them own common shares and are U.S. persons. Everest Group is not always able to determine whether any of the underlying insureds of the insurance companies to which Everest Bermuda provides insurance or reinsurance are RPII shareholders or related persons to RPII shareholders. Consequently, Everest Group may not be able to determine accurately the gross amount of RPII earned by Everest Bermuda in a given taxable year. For any year in which Everest Group determines that gross RPII is 20% or more of Everest Bermuda's gross insurance income, Everest Group may also seek information from its shareholders as to whether direct or indirect owners of common shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among those persons. In addition, if neither of the RPII exemptions is available, Everest Group will inform all shareholders of the amount of RPII per share and that RPII shareholders are obligated to file a return reporting those amounts. To the extent that Everest Group is unable to determine whether a direct or indirect owner of common shares is a U.S. person Everest Group may assume that the owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all RPII shareholders.

   Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of a RPII shareholder is based on the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Every U.S. person who directly, indirectly or by attribution owns common shares on the last day of any taxable year of Everest Bermuda in which Everest Bermuda does not qualify for either the RPII 20% ownership exception or the RPII 20% gross income exception should expect that for that year it will be required to include in gross income its share of Everest Bermuda's RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. person who owns common shares during the taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of Everest Bermuda's RPII. The amount of RPII allocable to each U.S. holder of common shares who is required to include RPII of Everest Bermuda in income for a given taxable year normally will bear the same ratio to the total RPII of Everest Bermuda for that taxable year as the number of common shares owned by that U.S. holder bears to the aggregate number of common shares owned by all U.S. holders. If Everest Bermuda has RPII and Everest Group makes a distribution of that RPII to a U.S. holder with respect to the common shares, those dividends will not be taxable to the extent of any RPII that has been included in the gross income of that U.S. holder for the taxable year in which the distribution was paid or for any prior year.

   Basis Adjustments. A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of any distributions that are excluded from income. In general, a RPII shareholder will not be able to exclude from income distributions with respect to RPII that a prior shareholder included in income.

   Information Reporting. Every U.S. person who "controls" a foreign corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock of that corporation entitled to vote, or more than 50% of the total value of shares of all classes of stock of that corporation, for an uninterrupted period of 30 days or more during a taxable year of that foreign corporation, must file Form 5471 with its U.S. income tax return. However, the IRS also requires any U.S. person that is treated as a U.S. 10% shareholder or RPII shareholder of a CFC and that owns shares in that CFC directly, indirectly or by attribution to file Form 5471. As a result, if Everest Bermuda's gross RPII for a taxable year constitutes 20% or more of its gross insurance income for that year, any U.S. person treated as owning any shares of Everest Bermuda directly or indirectly on the last day of that taxable year is a RPII shareholder for purposes of the RPII rules and must file Form 5471. In addition, U.S. persons that own more than 10% in vote or value of the outstanding stock of Everest Group or Everest Bermuda at any time during a taxable year must sometimes file Form 5471 even if neither corporation is a CFC. For any taxable year in which Everest Group determines that Everest Bermuda's gross RPII constitutes 20% or more of its gross insurance income, Everest Group intends to mail to all shareholders of record, and will make available through the transfer agent with respect to the common shares, Form 5471, completed with information from Everest Group, for attachment to the returns of shareholders. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder for any purpose under subpart F also must file Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

   Dispositions of Common Shares. Subject to the potential application of the "controlled foreign corporation" and "passive foreign investment company" rules, capital gain or loss realized by a U.S. holder on the sale, exchange or other disposition of common shares will be includible in gross income as capital gain or loss in an amount equal to the difference between that holder's basis in the common shares and the amount realized on the sale, exchange or other disposition. If a U.S. holder's holding period for the common shares is more than one year, any gain will be subject to the U.S. federal income tax at a current maximum marginal rate of 20% for individuals and 35% for corporations.

   Section 1248 of the Code provides that if a U.S. person directly, indirectly or by attribution owns 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares. Section 953(c)(7) of the Code generally provides that Section 1248 also will apply to the sale or exchange of shares by a RPII shareholder in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a U.S. 10% shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Existing U.S. Treasury Department regulations do not specifically address whether Section 1248 of the Code would apply when a foreign corporation such as Everest Group is not a CFC but the foreign corporation has an insurance company subsidiary such as Everest Bermuda that is a CFC for purposes of requiring U.S. shareholders to take RPII into account.

   There is a strong argument that Section 1248 of the Code should not apply to dispositions of common shares because Everest Group does not have any U.S. 10% shareholders and is not directly engaged in the insurance business at the holding company level. However, the IRS may interpret proposed regulations under Section 953 of the Code, or the U.S. Treasury Department may amend the proposed regulations under Section 953 of the Code or other regulations, to provide that Section 1248 will apply to dispositions of shares in a corporation, such as Everest Group, which is engaged in the insurance business indirectly through its subsidiaries.

   Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies," or PFICs. In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes "passive income" or 50% or more of its assets produce, or are held for the production of, passive income. If Everest Group meets either the 75% income test or the 50% asset test, unless U.S. shareholders make a "qualified electing fund election" or "mark to market" election as described below, they will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their shares. In addition, a portion of any gain may be recharacterized as ordinary income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years or shorter period during which the taxpayer held the stock. In general, the special tax and interest charges are based on the value of the deferral of the taxes that are deemed due during the period the U.S. shareholder owned the shares. The special tax is computed by assuming that the excess distribution or gain with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for that period. In general, if a U.S. shareholder owns stock in a foreign corporation during any taxable year in which that corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person in respect of its interest in that lower-tier PFIC on an indirect basis. Accordingly, if Everest Group is a PFIC, its subsidiaries may be treated as lower-tier PFICs and the U.S. holders of the common shares will be treated as indirect holders of the shares of those subsidiaries.

   For the above purposes, the term "passive income " means income of a kind that would be characterized as foreign personal holding company income under
Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . ." This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. As a result, to the extent that income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, the foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock. We believe that Everest Bermuda should be entitled to the insurance company exception and, therefore, that none of its income or assets should be considered to be passive unless Everest Bermuda has assets in excess of the reasonable needs of its business. Under the look-through rule, Everest Group would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Everest Bermuda and Everest Holdings and its subsidiaries for purposes of determining whether 75% of its income is passive and determining whether 50% of its assets produce passive income. As a result, Everest Group should not be considered a PFIC. However, no final regulations interpreting the substantive PFIC provisions have yet been issued and substantial uncertainty exists with respect to their application or their possible retroactivity. You should consult your tax advisors as to the effects of these rules.

  Backup Withholding.

   Paying agents and custodians located in the United States will be required to report information to the IRS with respect to payments of dividends on the common shares to shareholders or to paying agents or custodians located in the United States. In addition, a holder of common shares may be subject to backup withholding at the rate of 30.5% (30% for payments made after December 31, 2001) with respect to dividends paid by paying agents and custodians located in the United States, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability.

   Sales of common shares through brokers by some U.S. persons also may be subject to backup withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, some financial institutions and other "exempt recipients" as defined in applicable regulations currently are not subject to backup withholding. You should consult your own tax advisors regarding the possible applicability of the back-up withholding provisions to you.

                             PLAN OF DISTRIBUTION

   We may sell our common shares in any one or more of the following ways from time to time:

       .  through agents;

       .  to or through underwriters;

       .  to or through dealers; or

       .  directly to purchasers, including our affiliates.

   The prospectus supplement with respect to any offering of our common shares will set forth the terms of the offering, including:

       .  the name or names of any underwriters, dealers or agents;

       . the purchase price of the common shares and the proceeds to us from such sale;

       . any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

       .  any delayed delivery arrangements.

   The distribution of the common shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise at negotiated prices.

   Offers to purchase common shares may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the common shares in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the common shares so offered and sold.

   If common shares are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the common shares. If underwriters are utilized in the sale of the common shares, the common shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

   Our common shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the common shares, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of common shares will be obligated to purchase all of those common shares if they purchase any of those common shares.

   We may grant to the underwriters options to purchase additional common shares to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions). If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to those common shares.

   If a dealer is utilized in the sales of common shares in respect of which this prospectus is delivered, we will sell those common shares to the dealer as principal. The dealer may then resell those common shares to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the common shares so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

   Offers to purchase common shares may be solicited directly by us and the sale of those common shares may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those shares. The terms of any sales of this type will be described in the related prospectus supplement.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

   If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase common shares from us, pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the common shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

   Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the common shares under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

   In connection with the offering of common shares, persons participating in the offering, such as any underwriters, may purchase and sell common shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common shares, and syndicate short positions involve the sale by underwriters of a greater number of common shares than they are required to purchase from the selling shareholders in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common shares sold in the offering for their account may be reclaimed by the syndicate if the common shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common shares, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Our common shares are listed on the New York Stock Exchange under the trading symbol "RE."

   Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity under Bermuda law of the common shares has been passed upon for Everest Group by Conyers Dill & Pearman, Hamilton, Bermuda. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                       ENFORCEMENT OF CIVIL LIABILITIES

   Everest Group is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. It may be difficult for you to effect service of process within the United States on Everest Group and its directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.

   We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. We have also been advised by Conyers Dill & Pearman that a Bermuda court would be likely to enforce a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that:

   . the U.S. court had proper jurisdiction over the parties subject to such judgment,

   . the U.S. court did not contravene the rules of natural justice of Bermuda,

   . the judgment of the U.S. court was not obtained by fraud,

   . the enforcement of the judgment would not be contrary to the public policy of Bermuda,

   . no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and

   . there is due compliance with the correct procedures under the laws of Bermuda.

   We have also been advised by Conyers Dill & Pearman that a Bermuda court may impose civil liability on Everest Group or its directors or officers in a suit brought in the Supreme Court of Bermuda against Everest Group or its directors or officers based on a violation of U.S. federal securities laws, provided that the facts surrounding the violation would constitute or give rise to a cause of action under Bermuda law. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

   This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Group. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, Everest Group files reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information in the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Group, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Group under the Exchange Act is 1-15731.

   Everest Group common stock is listed on the New York Stock Exchange and its stock symbol is "RE." You can inspect reports, proxy statements and other information concerning Everest Group at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Incorporation by Reference

   The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

    (a)Everest Group's Annual Report on Form 10-K for the year ended December 31, 2000;

    (b)Everest Group's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and Amendment No. 1 on Form 10-Q/A for the quarter ended September 30, 2001; and

    (c)the description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act.

   All documents filed by Everest Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

   Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                         Everest Global Services, Inc.
                             477 Martinsville Road
                                 P.O. Box 830
                     Liberty Corner, New Jersey 07938-0830
                           Attention: Janet J. Burak
                                (908) 604-3000

                               -----------------

   For North Carolina residents: The Commissioner of Insurance of the State of North Carolina has not ruled upon the accuracy or adequacy of this document.

   Except as expressly provided in an underwriting agreement, no common shares may be offered or sold in Bermuda, although offers may be made from outside Bermuda, and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any common shares.

   A copy of this prospectus has been delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda. However, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accept any responsibility for the correctness of any of the statements made or opinions expressed in this prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The estimated expenses and various fees in connection with the sale and distribution of the securities being registered, all of which are being borne by us are as follows:

          Securities and Exchange Commission registration fee $143,750
          Printing expenses..................................  125,000
          Legal fees and expenses............................  150,000
          Accounting fees and expenses.......................   40,000
          Miscellaneous......................................   31,250
                                                              --------
                 Total....................................... $490,000
                                                              ========

Item 15. Indemnification of Officers and Directors.

   Everest Group is a Bermuda company. Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of rule of law or otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

   Section 30 of Everest Group's bye-laws provides that: (a) the directors, officers and employees of Everest Group shall be indemnified out of the funds of Everest Group from and against (and the agents of Everest Group may be indemnified from and against) all actions, costs, charges, losses, damages and expenses which they shall incur by reason of any act done in connection with their duty as a director, officer, employee or agent of Everest Group; and (b) expenses will be paid in advance of the final disposition of any action upon receipt of an undertaking to repay such amounts if it is ultimately determined that they are not entitled to indemnification.

   Section 31 of Everest Group's bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for Everest Group, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty that may attach to such director or officer.

Item 16. Exhibits.

   Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Everest Group's annual report pursuant to
   Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the asserted indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Everest Re Group, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 8th day of November, 2001.


                                          EVEREST RE GROUP, LTD.

                                                   /S/ STEPHEN L. LIMAURO
                                          By: _________________________________
                                                     Stephen L. Limauro
                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer




   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 8th day of November, 2001.



       Signature                                  Title
       ---------                                  -----

 /S/ JOSEPH V. TARANTO*  Chairman and Chief Executive Officer and Director
------------------------   (Principal Executive Officer and Authorized U.S.
   Joseph V. Taranto       Representative)

 /S/ STEPHEN L. LIMAURO
------------------------ Executive Vice President, Chief Financial Officer and
   Stephen L. Limauro      Treasurer (Principal Financial and Accounting Officer)

  /S/ MARTIN ABRAHAMS*   Director
------------------------
    Martin Abrahams

 /S/ KENNETH J. DUFFY*   Director
------------------------
    Kenneth J. Duffy

   /S/ JOHN R. DUNNE*    Director
------------------------
     John R. Dunne

/S/ THOMAS J. GALLAGHER* President and Chief Operating Officer and Director
------------------------
  Thomas J. Gallagher

------------------------ Director
William F. Galtney, Jr.



                              /S/ STEPHEN L. LIMAURO


*By: __________________________________________________________________________


                               Stephen L. Limauro,


                                 Attorney-in-Fact

                                 EXHIBIT INDEX



*1.1
       Form of Underwriting Agreement.

 5.1
       Opinion of Conyers Dill & Pearman as to the validity of the common shares.

23.1
       Consent of PricewaterhouseCoopers LLP.

23.2
       Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1
       Powers of Attorney (included on the signature pages).

--------
* To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of common shares.